EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of May 4, 2009 (the “Effective Date”) by and between CytRx Corporation, a Delaware corporation (“Employer”), and Jaisim Shah, an individual and resident of the State of California (“Employee”).

WHEREAS, Employer desires to employ Employee, and Employee is willing to be employed by Employer, on the terms set forth in this Agreement.

NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

1.           Employment.  Effective as of the Effective Date, Employer shall employ Employee, and Employee shall serve, as Employer’s Chief Business Officer and Senior Vice President-Business Development on the terms set forth herein.

2.           Duties; Place of Employment.  Employee shall perform in a professional and business-like manner, and to the best of his ability, the duties described on Schedule 1 to this Agreement and such other duties as are assigned to him from time to time by Employer’s President and Chief Executive Officer.  Employee understands and agrees that his duties, title and authority may be changed from time to time in the discretion of Employer’s President and Chief Executive Officer.  Subject to the next succeeding sentence, Employee’s services hereunder shall be rendered at Employer’s corporate offices in Los Angeles, California, except for travel when and as required in the performance of Employee’s duties hereunder.  Employee generally shall be required to be physically present, and to perform his services hereunder, at Employee’s corporate headquarters not less than five consecutive business days per month.  Employee and Employer shall consult with each other from time to time regarding the optimal scheduling of Employee’s time at Employer’s corporate offices.  Except as provided above, Employee may work remotely from his residence.  When not present at Employer’s corporate offices, Employee shall make himself readily accessible to Employer by telephone, via the Internet or other remote access, as Employer deems reasonably necessary for the performance of Employee’s services hereunder.  Employer shall make available to Employee remote computer access to Employer’s computerized systems.

3.           Time and Efforts.  Employee shall devote all of his business time, efforts, attention and energies to Employer’s business and to discharge his duties hereunder, except that he shall be permitted to continue to serve on the board of directors of up to two (2) other companies for whom he currently serves as of the date of this Agreement; provided that such position(s) do not pose any direct conflict of interest and that he does not spend more than 5% of his business time serving on those boards.

4.           Term.  The term (the “Term”) of Employee’s employment hereunder shall commence on the Effective Date and shall expire on December 31, 2010, unless sooner terminated in accordance with Section 6.  Neither Employer nor Employee shall have any obligation to extend or renew this Agreement, except that Employer agrees to provide notice of non-renewal no later than December 1, 2010.  In the event that Employer does not offer to extend or renew the Agreement, Employer shall continue to pay Employee his salary as provided for in Section 5.1 during the period commencing on the final date of the Term and ending on (a) June 30, 2011 or (b) the date of Employee’s re-employment with another employer, whichever is earlier; provided that, as a condition to Employer’s obligations under this sentence, Employee shall have executed and delivered to Employer a Separation Agreement and General Release in the form attached hereto as Exhibit A.  Employee shall notify Employer immediately in the event Employee accepts such employment with another employer.

5.           Compensation.  As the total consideration for Employee’s services rendered hereunder, Employer shall pay or provide Employee the following compensation and benefits:

5.1.           Salary.  Employee shall be entitled to receive an annual salary of Three Hundred Thousand Dollars ($300,000), payable in accordance with Employer’s normal payroll policies and procedures.

5.2.           Performance Bonus.  Employee shall be entitled to a performance bonus from time to time in an amount equal to one percent (1%) of all up-front monies received by Employer pursuant to each strategic partnership, sale of assets and out-license arrangement consummated by Employer during the Term, or within six months thereafter, in which Employee was significantly involved on Employer’s behalf.  Such performance bonus shall be payable by Employer within thirty (30) days following Employer’s receipt of such monies.  For clarity, Employer’s obligations under this Section 5.2 are conditioned upon its actual receipt of monies pursuant to such a transaction.  No bonus shall be paid with respect to any milestone payments, royalty payments, expense sharing or expense advancements received by Employer.  Notwithstanding anything to the contrary herein, Employer’s obligations under this Section 5.2 shall not apply to financing transactions involving the sale of Employer’s securities, or any sale of all or substantially all of Employer’s assets.  Any bonus payable hereunder shall be reduced by any amounts paid by Employer for third party investment banking services for the respective transaction.

5.3.           Discretionary Bonus.  Employee also may be eligible for a bonus from time to time for his services during the Term.  Employee’s eligibility to receive a bonus, any determination to award Employee such a bonus and, if awarded, the amount thereof, shall be in Employer’s sole discretion.  For 2009, any discretionary bonus shall not be prorated, and instead shall be commensurate to a full year of service.

5.4.           Stock Options.  Employer shall grant Employee as of the Effective Date a nonqualified stock option under Employer’s 2000 Long-Term Incentive Plan (the “Plan”) to purchase 150,000 shares of Employer’s common stock (the “Option”).  The Option shall vest and become exercisable in 36 equal monthly installments beginning on the one-month anniversary of the Effective Date and continuing on each succeeding monthly anniversary of the Effective Date until the Option shall have become fully vested, provided, in each case, that Employee remains in the continuous employ of Employer through such anniversary dates.  The Option shall (a) be exercisable at an exercise price equal to $0.41 per share, (b) have a term of ten years, and (c) be on such other terms as shall be determined by Employer’s Board of Directors (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Option.  Notwithstanding anything to the contrary in Section 6.2 or other provision of this Agreement or of the stock option agreement evidencing the Option, upon the occurrence of a “Change in Control” (as defined in the Plan), the Option shall thereupon vest and become exercisable as to all of the shares covered thereby in accordance with the terms of the Plan.

5.5.           Expense Reimbursement.  Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time.  When Employee travels to Employer’s corporate offices, Employer shall pay for reasonable lodging and transportation (including flights), but shall not pay for food or other incidentals.

5.6.           Vacation.  Employee shall be entitled to twenty business days of vacation each year during the Term in accordance with Employer’s vacation policy in effect from time to time.

5.7.           Employee Benefits.  Employee shall be eligible to participate in any medical insurance and other employee benefits made available generally by Employer to all of its employees under its group plans and employment policies in effect during the Term.  Schedule 2 hereto sets forth a summary of such plans and policies as currently in effect.  Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.

5.8.           Payroll Taxes.  Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.

6.           Termination.  This Agreement may be terminated as set forth in this Section 6.

6.1.           Termination by Employer for Cause.  Employer may terminate Employee’s employment hereunder for “Cause” upon notice to Employee.  “Cause” for this purpose shall mean any of the following:

(a)           Employee’s breach of any material term of this Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and affording Employee at least ten days to correct such breach;

(b)           Employee’s conviction of, or plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude;

(c)           Employee’s act of fraud or dishonesty injurious to Employer or its reputation;

(d)           Employee’s continual failure or refusal to perform his material duties as required under this Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;

(e)           Employee’s act or omission that, in the reasonable determination of Employer’s Board of Directors (or a Committee of the Board), indicates alcohol or drug abuse by Employee; or

(f)           Employee’s act or personal conduct that, in the reasonable judgment of Employer’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.

Upon termination of Employee’s employment by Employer for Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment, not later than the date of termination, of any accrued but unpaid salary and unused vacation as provided in Sections 5.1 and 5.6 as of the date of such termination and any unpaid bonus that may have been earned or awarded Employee as provided in Section 5.2 and Section 5.3 prior to such date.  Notwithstanding anything to the contrary herein, any bonus pursuant to Section 5.2 shall be payable only with respect to transactions completed prior to Employee’s termination for Cause, and shall be payable at the time set forth in Section 5.2.

6.2.           Termination by Employer without Cause.  Employer may also terminate Employee’s employment without Cause upon ten days notice to Employee.  Upon termination of Employee’s employment by Employer without Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to (a) payment of (1) any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law, which shall be due and payable upon the effective date of such termination, and (2) an amount, which shall be due and payable within ten days following the effective date of such termination, equal to six months’ salary as provided in Section 5.1, and (b) continued participation, at Employer’s cost and expense, for a period of six months following such termination, in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination, provided that, as a condition to Employer’s obligations under

Section 6.2(a)(2) and 6.2(b), Employee shall have executed and delivered to Employer a Separation Agreement and General Release in the form attached hereto as Exhibit A.

6.3.           Death or Disability.  Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of his permanent disability.  Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or by Employee, as the case may be) with respect to Employee or, if no such policy is then in effect, shall mean Employee’s inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive.  Upon termination of Employee’s employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee’s heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law.

7.           Confidentiality.  While this Agreement is in effect and for a period of five years thereafter, Employee shall hold and keep secret and confidential all “trade secrets” (within the meaning of applicable law) and other confidential or proprietary information of Employer and shall use such information only in the course of performing Employee’s duties hereunder; provided, however, that with respect to trade secrets, Employee shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law.  Employee shall maintain in trust all such trade secrets or other confidential or proprietary information, as Employer’s property, including, but not limited to, all documents concerning Employer’s business, including Employee’s work papers, telephone directories, customer information and notes, and any and all copies thereof in Employee’s possession or under Employee’s control.  Upon the expiration or earlier termination of Employee’s employment with Employer, or upon request by Employer, Employee shall deliver to Employer all such documents belonging to Employer, including any and all copies in Employee’s possession or under Employee’s control.

8.           Equitable Remedies; Injunctive Relief.  Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Section 7 of this Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith.  This provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.

9.           Indemnification; Insurance.  Employer and Employee acknowledge that, as the Chief Business Officer and Senior Vice President-Business Development of the Employer, Employee shall be a corporate officer of Employer and, as such, Employee shall be entitled to indemnification to the full extent provided by Employer to its officers, directors and agents under the Employer’s Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement.  Subject to his insurability thereunder, effective the Effective Date, Employer shall add Employee as an additional insured under its current policy of directors and officers liability insurance and shall use commercially reasonable efforts to continue to insure Employee thereunder, or under any replacement policies in effect from time to time, during the Term.

10.           Severable Provisions.  The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

11.           Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives; provided, however, that neither party may assign this Agreement without the prior written consent of the other party.

12.           Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein.  This Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof.  Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of this Agreement.

13.           Amendment.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee).  The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

14.           Governing Law.  This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California’s choice-of-law rules.

15.           Notice.  All notices and other communications under this Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to Employer: CytRx Corporation 11726 San Vicente Boulevard, Suite 650 Los Angeles, California 90049 Facsimile: (310) 826-5529 Attention: Chief Executive Officer
If to Employee: Jaisim Shah __________________ __________________
16.           Survival.  Sections 7 through 16 and 18 shall survive the expiration or termination of this Agreement.

17.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.  A counterpart executed and transmitted by facsimile shall have the same force and effect as an originally executed counterpart.

18.           Attorney’s Fees.  In any action or proceeding to construe or enforce any provision of this Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit (up to a maximum of $50,000) in addition to any other recoveries.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER” CytRx Corporation By: /s/ STEVEN A. KRIEGSMAN Steven A. Kriegsman President & Chief Executive Officer
“EMPLOYEE” /s/ JAISIM SHAH Jaisim Shah